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                                                                    EXHIBIT 99.1
                           FIRST CHARTER CORPORATION
                                22 Union Street
                         Concord, North Carolina 28025
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 14, 1995

TO THE SHAREHOLDERS:

Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of First Charter Corporation ("First Charter") will be held at the Cabarrus Country Club, located on Weddington Road in Concord, North Carolina, on Thursday, December 14, 1995 at 10:00 a.m. for the following purposes:


     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated September 13, 1995, (the "Agreement") by and between First Charter and Bank of Union ("Union"), and the transactions contemplated thereby, which include, among other matters (i) the merger of an interim state banking subsidiary of First Charter with and into Union (the "Merger") at the effective time of the Merger and (ii) the issuance of
        0.75 shares of First Charter common stock, $5 par value, for each outstanding share of Union common stock, $1.25 par value, upon consummation of the Merger, as more fully described in the enclosed Joint Proxy Statement-Prospectus; and


     2. To transact such other business as may properly come before the Special Meeting or any adjournments thereof;


Pursuant to the provisions of the North Carolina Business Corporation Act, November 7, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and, accordingly, only holders of common stock of First Charter of record at the close of business on that date will be entitled to notice of and to vote at such meeting and at any adjournment or adjournments thereof.

APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF FIRST CHARTER COMMON STOCK VOTED WITH RESPECT THERETO. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOU MARK, DATE, SIGN AND RETURN PROMPTLY THE PROXY CARD IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING AND DESIRE TO REVOKE YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO. IN ANY EVENT, A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.
By Order of the Board of Directors
                                         James W. Townsend, Jr.
                                         SECRETARY

Concord, North Carolina
November   , 1995